EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The registrant is the parent company of Dollar Tree Distribution, Inc., a distribution and warehousing company, Dollar Tree Management, Inc., a management services company, and Greenbrier International, Inc, a sourcing company. Dollar Tree Distribution, Inc. and Dollar Tree Management, Inc. are both Virginia companies. Greenbrier International, Inc. is a Delaware company. Certain other subsidiaries are not included because, when considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary as of February 3, 2007.

Return to Form 10K

Forward to Exhibit 23.1, Independent Auditors' Consent